Exhibit A to Warrant Agency Agreement
                                      dated                     , 1999



     NUMBER

W-A                                                           WARRANTS


                   VOID AFTER 5:00 P.M., UTAH TIME,
                           ON JUNE 30, 2002


                      CERTIFICATE FOR  WARRANTS
        FOR THE PURCHASE OF COMMON STOCK, $.001 PAR VALUE, OF

                      GOURMET HERB GROWERS, INC.

          Incorporated Under The Laws Of The State of Nevada

                                                               CUSIP N

THIS WARRANT CERTIFICATE CERTIFIES THAT, for value received,


or its registered assigns ("Holder"), is the registered holder of the number of warrants (Warrants) set forth above, issued by Gourmet Herb Growers, Inc., a Nevada corporation ("Company").

     This Warrant Certificate is issued under and subject to all of the terms, provisions and conditions of the Warrant Agency
Agreement, dated as of                     , 1999 the ("Warrant
Agreement"), between the Company and Interwest Transfer Company, Inc. (the "Warrant Agent"), to all of which terms, provisions and conditions the holder of this Warrant consents by acceptance hereof. The Warrant Agreement is incorporated herein by reference and made a part hereof, and reference is made to the Warrant Agreement for a full description of the rights, limitations of rights, obligations, duties and immunities of the Warrant Agent, the Company and the Holders of the Warrant Certificates. Copies of the Warrant Agreement are available for inspection at the offices of the Warrant Agent at 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, or may be obtained upon written request addressed to the Company at 2302 Parley's Way, Salt Lake City, Utah 84109.

     Each Warrant entitles the Holder thereof to purchase from the Company, subject to the terms and conditions set forth hereinafter and in the Warrant Agreement, one (1) fully paid and nonassessable share of common stock, $.001 par value, of the Company ("Common Stock") upon presentation and surrender of this Warrant Certificate with the exercise form hereon duly completed and executed, at any time prior to 5:00 p.m., Utah time, on June 30, 2002 ("Exercise Period"), at the stock transfer office of the Warrant Agent or of any successor warrant agent or, if there be no successor warrant agent, at the corporate offices of the Company, and upon payment of $1.00 per share of Common Stock ("Purchase Price") and any applicable taxes paid either in cash, or by certified or official bank check, payable in lawful money of the United States of America to the order of the Company. The Holder may exercise all or any whole number of Warrants evidenced hereby. The Purchase Price and the number of shares of Common Stock issuable upon exercise of a Warrant are subject to adjustment in certain events specified in the Warrant Agreement.

     The purchase rights represented by this Warrant Certificate shall not be exercisable with respect to a fraction of a share of Common Stock. As to any fractions of a share which would otherwise be purchasable on the exercise of a Warrant, the Company shall pay the cash value thereof determined as provided in the Warrant Agreement. In case of the purchase of less than all the shares purchasable under this Warrant Certificate, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate of like tenor for the balance of shares purchasable hereunder.

     This Warrant Certificate shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company, or to any other rights whatsoever except the rights herein expressed and such as are set forth, and no dividends shall be payable or shall accrue in respect of the Warrants represented by this Warrant Certificate except to the extent that such Warrants shall be exercised.

     Upon 30 days' prior written notice, the Company may at any time redeem all or any portion of the outstanding Warrants for $0.01 per Warrant.

     The Warrants are exercisable immediately, provided that a current prospectus relating to the shares of Common Stock issuable upon exercise hereof is in effect and that such shares are qualified for sale or deemed to be exempt from qualification, under applicable state securities laws. All Warrants not theretofore exercised or redeemed shall expire at 5:00 p.m., Utah time on June 30, 2002, and any Warrant not exercised by such time shall become void unless extended by the Company.

     This Warrant Certificate, with or without other Certificates, upon presentation and surrender to the Warrant Agent, any successor warrant agent or, in the absence of any successor warrant agent, at the corporate offices of the Company, may be exchanged for another Warrant Certificate or Certificates evidencing in the aggregate the same number of Warrants as the Warrant Certificate or Certificates so surrendered, subject to such terms and conditions set forth in the Warrant Agreement. If the Warrants evidenced by this Warrant Certificate shall be exercised in part, the holder hereof shall be entitled to receive upon surrender hereof another Warrant Certificate or Certificates evidencing the number of Warrants not so exercised.

     The Company shall not be required to issue or deliver any certificate for shares of Common Stock or other securities upon the exercise of Warrants evidenced by this Warrant Certificate until any tax which may be payable in respect thereof by the Holder pursuant to the Warrant Agreement shall have been paid.

     This Warrant Certificate shall not be valid or obligatory for any purpose until countersigned by the Warrant Agent.

     Except as otherwise above provided, this Warrant Certificate and all rights hereunder are transferable by the registered holder hereof in person or by its duly authorized attorney on the books of the Warrant Agent upon surrender of this Warrant Certificate, properly endorsed, to the Warrant Agent.


     IN WITNESS WHEREOF, the Company has caused this Warrant
Certificate to be signed by its President and has caused a facsimile of its corporate seal to be imprinted hereon.


                              GOURMET HERB GROWERS, INC.
Date of Issuance

                              By:
                                Rino Di Meo, President





                              COUNTERSIGNED:

( Corporate Seal )            Interwest Transfer Company, Inc.
                              As Warrant Agent



                              by:

                                 Authorized Signature
WARCERTA.wpd